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                                                                     EXHIBIT 12




                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 (THOUSANDS OF DOLLARS)
                             ------------------------------------------------------------
                                 Nine
                             Months Ended
                             September 30,              Year Ended December 31,
                                           ----------------------------------------------
                                1997        1996      1995      1994      1993      1992
                             ------------  --------  --------  --------  --------  ------

EARNINGS BEFORE INCOME
 TAXES AND FIXED CHARGES:

  Income from continuing
    operations before
    income taxes                $461,500   $502,700  $351,790  $292,830  $349,190  $296,020

  Deduct/add equity in
    undistributed (earnings)
    /losses of equity
    affiliates                   (12,930)   (12,310)  (17,770)  106,200   (13,750)  (13,210)

  Add interest on
    indebtedness, net             58,480     74,790    73,400    60,360    62,860    57,190

  Add amortization of debt
    expense                          950      1,400     1,930     2,220     2,650     2,710

  Add estimated interest factor
    for rentals                    5,590      6,150     4,970     4,220     3,190     3,290
                                --------   --------  --------  --------  --------  --------

  Earnings from continuing
    operations before income
    taxes and fixed charges     $513,590   $572,730  $414,320  $465,830  $404,140  $346,000
                                ========   ========  ========  ========  ========  ========


FIXED CHARGES:

  Interest on indebtedness
    regarding continuing
    operations                  $ 60,230   $ 77,250  $ 76,460  $ 63,220  $ 63,600  $ 69,890

  Amortization of debt
    expense                          950      1,400     1,930     2,220     2,650     2,710

  Estimated interest factor
    for rentals                    5,590      6,150     4,970     4,220     3,190     3,290
                                --------   --------  --------  --------  --------  --------

                                $ 66,770   $ 84,800  $ 83,360  $ 69,660  $ 69,440  $ 75,890
                                ========   ========  ========  ========  ========  ========

Ratio of earnings to fixed
  charges                            7.7        6.8       5.0       6.7       5.8       4.6
                                     ===        ===       ===       ===       ===       ===
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